Tuesday, March 1, 2005

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti – Chairman & CEO
860- 435-9801 or jp@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES YEAR END EARNINGS
AND AN INCREASED DIVIDEND FOR SHAREHOLDERS

Lakeville, Connecticut, March 1, 2005/PRNewswire….Salisbury Bancorp, Inc. (the “Company”), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the fourth quarter of 2004 was $1,055,226 or $.63 per average share outstanding.. This compares to 2003 fourth quarter net income of $794,907 or $.57 per average share outstanding. For the twelve months ended December 31, 2004, net income totaled $4,018,942 or $2.67 per average share outstanding as compared to net income of $3,840,102 or $2.70 per average share outstanding for the same twelve month period in 2003.

	Quarter Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Total Interest Income	$4,876,414	$3,796,192	$16,551,018	$15,649,822
Net Interest and Dividend Income	3,148,800	2,485,942	10,892,022	10,036,352
Provision for Loan Losses	70,000	200,000	250,000	312,500
Income Before Income Taxes	1,215,419	926,533	4,793,890	5,108,052
Income Tax Expense	160,193	131,626	774,948	1,267,950
Net Income	$1,055,226	$794,907	$4,018,942	$3,840,102
Earnings Per Average
Share Outstanding	$.63	$.57	$2.67	$2.70

During the year 2004, Salisbury Bancorp, Inc. declared cash dividends totaling $.96 per common share outstanding. This compares to total dividends declared during 2003 of $.92 per common share outstanding and represents a 4.35% increase over 2003. At their February 25, 2005 meeting, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.25 per common share outstanding. This compares to a $.24 per share cash dividend that was paid during the first quarter of 2004. The $.25 per share dividend will be paid on April 27, 2005 to shareholders of record as of March 31, 2005.

Salisbury Bancorp, Inc.’s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. On September 10, 2004, Salisbury Bancorp, Inc. acquired Canaan National Bancorp, Inc. and merged its subsidiary, Canaan National Bank into Salisbury Bank and Trust Company. The Company now has assets in excess of $400 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont, Massachusetts. The Bank plans to open a new full service branch facility in Sheffield, Massachusetts later this month. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.